Exhibit 4.2

GLOBAL AMENDMENT

This Global Amendment (this “Amendment”) is entered into as of April 14, 2022 by and between Uptown Capital, LLC, a Utah limited liability company (f/k/a Irving Park Capital, LLC) (“Investor”), and Jaguar Health, Inc. a Delaware corporation (“Company”). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Royalty Interest (as defined below).

A.           Company previously sold and issued to Investor that certain Royalty Interest dated December 22, 2020 in the original principal amount of $12,000,000 (the “Royalty Interest”).

B.            Investor and Company have agreed, subject to the terms, amendments, conditions and understandings expressed in this Amendment, to amend the Royalty Interest as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Recitals. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Amendment are true and accurate and are hereby incorporated into and made a part of this Amendment.

2.            Definitions. For purposes of this Amendment, the following terms will have the following meanings:

(a)            “Exchange Amount” means the amount of the Royalty Interest that Company desires to exchange for Exchange Shares.

(b)            “Exchange Cap” means the maximum number of Exchange Shares that could be issued to Investor without violating The Nasdaq Capital Market rules related to the aggregation of offerings under Nasdaq Listing Rule 5635(d), if applicable.

(c)            “Exchange Conditions” means: (a) with respect to the applicable Exchange Date all of the Exchange Shares would be (i) registered for trading under applicable federal and state securities laws, (ii) freely tradable under Rule 144, or (iii) otherwise freely tradable without the need for registration under any applicable federal or state securities laws; (b) the applicable Exchange Shares would be eligible for immediate resale by Investor; (c) no Event of Default shall have occurred under the Royalty Interest; (d) if Company’s Common Stock is trading on OTCQB or OTCQX, the Exchange Amount is less than or equal to twenty-five percent (25%) of the median daily dollar trading volume of Company’s Common Stock during the ten (10) Trading Days preceding the Exchange Date; and (e) the Common Stock is trading on Nasdaq, NYSE, OTCQB or OTCQX.

(d)            “Exchange Date” means the date that an Exchange Notice is submitted by Company to Investor.

(e)            “Exchange Notice” means a notice delivered by Company to Investor specifying the Exchange Amount to be exchanged and the number of Exchange Shares to be issued.

(f)            “Exchange Shares” the number of shares of Company’s Common Stock to be issued pursuant to an applicable Exchange Notice.

(g)            “Nasdaq Minimum Price” means such term as defined in Nasdaq Listing Rule 5635(d).

3.            Company Exchange Right. The Royalty Interest is hereby amended to grant Company the right to exchange from time to time at Company’s sole discretion any Exchange Amount for Exchange Shares at a price per share equal to the Nasdaq Minimum Price as of each applicable Exchange Date. Notwithstanding the foregoing, Company will not have the right to exchange any Exchange Amount and issue any Exchange Shares to Investor if: (a) the issuance of such Exchange Shares would cause Investor’s beneficial ownership to exceed 4.99% of Company’s issued and outstanding Common Stock as of such date; (b) any of the Exchange Conditions has not been satisfied as of the applicable Exchange Date; and (c) the total cumulative number of Exchange Shares to be issued to Investor would exceed the Exchange Cap unless (i) stockholder approval is obtained to issue more than the Exchange Cap or (ii) the Common Stock is not listed for quotation on Nasdaq or NYSE American. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. Following delivery of an Exchange Notice, Company may not deliver another Exchange Notice to Investor for at least three (3) Trading Days.

4.            Representations and Warranties. In order to induce Investor to enter into this Amendment, Company, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows:

(a)            Company has full power and authority to enter into this Amendment and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action. No consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Amendment or the performance of any of the obligations of Company hereunder.

(b)            There is no fact known to Company or which should be known to Company which Company has not disclosed to Investor on or prior to the date of this Amendment which would or could materially and adversely affect the understanding of Investor expressed in this Amendment or any representation, warranty, or recital contained in this Amendment.

(c)            Except as expressly set forth in this Amendment, Company acknowledges and agrees that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, modify, waive, or otherwise affect the liability and obligations of Company under the terms of the Royalty Interest.

(d)            Company has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Investor, directly or indirectly, arising out of, based upon, or in any manner connected with, the transactions contemplated hereby, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this Amendment and occurred, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of any of the terms or conditions of the Royalty Interest. To the extent any such defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action exist or existed, such defenses, rights, claims, counterclaims, actions and causes of action are hereby waived, discharged and released. Company hereby acknowledges and agrees that the execution of this Amendment by Investor shall not constitute an acknowledgment of or admission by Investor of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.

(e)            Company represents and warrants that as of the date hereof no Events of Default or other material breaches exist under the Royalty Interest, or have occurred prior to the date hereof.

5.            Other Terms Unchanged. The Royalty Interest, as amended by this Amendment, remains and continues in full force and effect, constitutes legal, valid, and binding obligations of each of the parties, and is in all respects agreed to, ratified, and confirmed. Any reference to the Royalty Interest after the date of this Amendment is deemed to be a reference to the Royalty Interest as amended by this Amendment. If there is a conflict between the terms of this Amendment and the Royalty Interest, the terms of this Amendment shall control. No forbearance or waiver may be implied by this Amendment. Company acknowledges that it is unconditionally obligated to pay the remaining balance of the Royalty Interest and represents that such obligation is not subject to any deductions, defenses, rights of offset, or counterclaims of any kind. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Investor under the Royalty Interest, as in effect prior to the date hereof.

6.            No Reliance. Company acknowledges and agrees that neither Investor nor any of its officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to Company or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Amendment and the Royalty Interest and, in making its decision to enter into the transactions contemplated by this Amendment, Company is not relying on any representation, warranty, covenant or promise of Investor or its officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Amendment.

7.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The parties hereto confirm that any electronic copy of another party’s executed counterpart of this Amendment (or such party’s signature page thereof) will be deemed to be an executed original thereof.

8.            Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

COMPANY:

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
Lisa Conte, President and CEO

INVESTOR:

UPTOWN CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Global Amendment]